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Exhibit 99.1

THE WALL STREET TRANSCRIPT

67 Wall Street, New York, NY 10005
VOICE: (212) 952-7400	FAX: (212) 668-9842; (212) 668-9858
Copyright2002-WALL STREET TRANSCRIPT CORPORATION-AllRightsReserved
Website: www.twst.com	E-mail: transcript@twst.com

FBR 23
November 12, 2002

  MATTHEW P. WAGNER
  Chief Executive Officer
  First Community Bancorp
  120 Wilshire Blvd.
  Santa Monica, CA 90401
  (310) 458-1521

        TWST: May we begin with a brief historical sketch of First Community Bancorp and a picture of things as they are now at the company?

        Mr. Wagner:    First Community Bancorp was formed in 2000 and initially served as the holding company for two banks which merged in May 2000. Since then we've acquired an additional eight banks—one of which is still pending, Bank of Coronado—to build a bank holding company with approximately $2.2 billion in assets. The holding company has two subsidiary banks, Pacific Western Bank and First National Bank. They're approximately equal in size, about $1.1 billion in assets each. First National Bank has 14 branches, all of which are in the San Diego region; Pacific Western Bank has 19 branches throughout Los Angeles, Orange, Riverside and San Bernardino counties, which basically covers the area from Los Angeles all the way out to Palm Springs in the desert.

        TWST: So I assume you're in an acquisitive mode and you'll be interested in doing a little bit more along those lines.

        Mr. Wagner:    Well, the bank has done, as I said, several acquisitions in the past couple of years, including completing three in the last quarter alone. We have one pending at this point. We're opportunistic about acquisitions. If something makes sense and makes sense for our shareholders, we'd do it; if not, we won't.

        TWST: Can you go on to sketch out your strategic direction for the next few years?

        Mr. Wagner:    Yes, the strategic direction is really quite simple. First of all, we are focused on integrating our acquisitions. Second, we're focused on continuing to build the bank organically based on our model: we're a Southern California-focused organization and will continue to be that way—we're obviously in a fast-growing economy in Southern California. We concentrate on small and medium-size businesses, which is a very fragmented market in this region. We're aggressive about expense management. We consolidate core functions at the holding company level, with parallel staffs at the banks where necessary, to reduce expense and achieve efficiencies. And we think execution beats strategy all the time. We'd much prefer to have great execution than be considered great strategists.

        It's a very simple business model. Again, it's focused on business accounts. Our subsidiaries and the branches are all commercial banks. We have a very low cost of funds. We make loans and get paid back. Our loan portfolio includes real estate loans, construction loans, commercial loans, SBA loans and some consumer loans. We don't spend a lot of time on ancillary fee-based businesses.

        TWST: Your loan portfolio seems very healthy, with very few non-performing loans.

        Mr. Wagner:    I think, relatively speaking, it's in very good shape, particularly given all the acquisitions that we've made.

        TWST: Now, you mention "execution," which leads me to ask you about culture. Can you tell us anything specific to the culture of First Community Bancorp that makes it interesting?

        Mr. Wagner:    Well, I think the culture is that we're just very basic. We consider community banking to be relationship-driven. Probably the most important thing to keep focused on is that it's a spread business: it's about gathering deposits as effectively as possible and it's about making loans and getting those loans paid back. Our management team is focused on doing these things very well and our culture reflects that.

        TWST: What are the major opportunities and challenges that could lie in front of you?

        Mr. Wagner:    We need to complete the integration of our acquisitions and take the appropriate expenses out. All those plans are well in place and being executed on a daily basis.

        TWST: What effect have the reductions in interest rates had on you, if any?

        Mr. Wagner:    We are very asset-sensitive, but we've been able to manage it pretty effectively. We've been able to maintain a relatively healthy net interest margin, despite the declining interest rate environment. We've been able to maintain that because we've adjusted deposits quickly. It's not as robust as it was before all the Fed movement, but it's still strong.

        TWST: Did you release earnings a few days ago?

        Mr. Wagner:    We did an earnings release, yes.

        TWST: Would you care to comment on that?

        Mr. Wagner:    We're very pleased with the third quarter. The comments are basically what it says in the release. There was a tremendous amount of activity that went on. We completed three acquisitions. In July, we completed a public offering that helped us fund the cash portion of the acquisitions. It was quite a busy quarter. We keep improving our operating efficiency ratio, and our cost of deposits for the quarter was below 1%.

        TWST: Could you perhaps tell us what you would reasonably expect the bank to look like, say, three years from now.

        Mr. Wagner:    Given what we know today of the banks that we have acquired and the one small deal that's pending, again, that puts us at approximately $2.2 billion, we're looking forward to organic growth. While we will remain opportunistic with respect to acquisitions that make sense for our shareholders, we think organic growth is well within our reach here in Southern California.

        That's mostly because community banking, if executed correctly, can be very, very powerful in Southern California because it's dominated by large banks. Large banks are product driven versus relationship driven.

        TWST: When you speak of organic growth, are you talking about both same-store growth and possibly a few de novos, as well?

        Mr. Wagner:    De novos really haven't ever been part of our strategy, so I'm talking about same-store sales.

        TWST: Tell us a little bit about the background and the expertise of a couple of the key members of the management team.

        Mr. Wagner:    Almost all of the key management team here, including myself and our Chairman, John Eggemeyer who's also our largest shareholder, were involved with Western Bancorp. Western

Bancorp was a company that was started in 1995 and was ultimately sold to US Bancorp in 1999 at an attractive multiple for Western Bancorp's shareholders. Western pursued a similar strategy to First Community and culminated in about a $2.7 billion bank, concentrated in Los Angeles and Orange County.

        From myself to our Chief Financial Officer to our Chief Credit Officer to our Head of Operations and our Human Resources Director—all of those people were members of senior management in those same jobs or nearly those same jobs at Western Bancorp.

        TWST: Is there anything coming along in the realm of public policy that could affect you in any way?

        Mr. Wagner:    Recent and ongoing regulatory changes, including the Sarbanes-Oxley Act and other efforts to increase disclosure and enhance corporate governance have an impact on us like any public company. These developments affect how we organize our board of directors and they affect how we govern from the board level. I think these changes are positive for investors, and we're monitoring developments to ensure our compliance. We recently added a General Counsel to help us address these new requirements, as well as to manage the overall legal affairs of the Company. While we have considered hiring a General Counsel for some time, new regulations only accelerated our timeline.

        TWST: I would think that out where you are, the demographics are very much in your favor.

        Mr. Wagner:    I think they really are. If you were here today you'd understand. It is absolutely gorgeous out. Southern California is a great place to live and a great place to do business. The economy continues to hold up very, very well out here and that's due in part because of the confluence of business environment, climate, diversity and opportunity.

        TWST: You're in Santa Monica?

        Mr. Wagner:    Rancho Santa Fe is our headquarters, but I'm located in offices at our Santa Monica branch. We're fortunate to have our management team officed among several of our bank branches. It facilitates oversight, and frankly it's more efficient from an execution standpoint. As I mentioned, most of us have worked together before.

        TWST: I would assume that the investment community understands First Community Bancorp pretty well. Is that correct?

        Mr. Wagner:    I think that they probably do. Again, we had a very successful follow-on offering in July. Investors are also quite familiar with our management team from Western Bancorp. We have a lot of very good institutional investors. I think the story's out there pretty well.

        TWST: Could you give us the three or four best reasons why the long-term investor in particular should look at First Community?

        Mr. Wagner:    First is execution. I think we have proven that we can execute our acquisition strategy—both at Western Bancorp and in the early stages here at First Community Bancorp. Second is our business model. I think our very basic approach to our business is not very sexy but it works very well, and we keep our eye on the ball. We concentrate on the spread business and not on a lot of other things. Third, is our management team. It comes down to our ability to execute and our people.

        TWST: In the current difficult economic environment, what are your key investor relations objectives and/or challenges? What do you say to shareholders and potential shareholders?

        Mr. Wagner:    We try to perform and let the numbers speak for themselves. We have been able to make good acquisitions and realize efficiencies upon integration. We have built a strong, and sizeable franchise in a regional economy that has remained strong for us, and we have a well-focused strategy. The numbers do the talking for you, at some point.

        TWST: Thank you. (MC)

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  Exhibit 99.1